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                                                                      EXHIBIT 45

CONTACTS:
        QUICKTURN DESIGN SYSTEMS, INC.          ABERNATHY MACGREGOR FRANK
        Joan Powell                             Pauline Yoshihashi
        Director, Marketing Communications      (213) 630-6550
        (408) 914-6701                          Matt Sherman
        joan@quickturn.com                      (212)371-5999

FOR IMMEDIATE RELEASE

             DELAWARE CHANCERY COURT TO ORDER DELAY OF ANY VOTE AT
                       MENTOR'S CHALLENGED MEETING DATE

                 LITIGATION WILL DETERMINE ACTUAL MEETING DATE

SAN JOSE, CALIF. -- OCTOBER 22, 1998 -- Quickturn Design Systems, Inc. (Nasdaq:
QKTN) announced today that the Delaware Chancery Court will enter an order postponing until at least November 20, 1998 any vote to be taken at a special stockholder meeting requested by Mentor Graphics Corporation. Mentor had sought to have the vote proceed on October 29, 1998; however, in response to Quickturn's motion to enjoin any vote on that date, Mentor consented to an order postponing any vote.

The Quickturn Board of Directors continues to challenge the validity and legality of Mentor's attempt to call the special meeting as well as its ability to set the meeting date and record date of the special meeting. These matters continue to be the subject of litigation between Quickturn and Mentor. Subject to the resolution of this litigation, the Quickturn Board has set Friday, January 8, 1999 as the date for the special stockholder meeting, in accordance with the company's Bylaws.

On a separate matter, Quickturn announced today that the United States District court for the District of Delaware denied Mentor's motion for preliminary injunction as well as Quickturn's motion for preliminary injunction.

Quickturn Design Systems, Inc. is the leading provider of verification products and time-to-market engineering (TtME/TM/) services for the design of complex ICs and electronic systems. The company's products are used worldwide by developers of high-performance computing, multimedia, graphics and communications systems. Quickturn is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013;
Telephone: 408/914-6000. For more information, visit the Quickturn Web site at www.quickturn.com or send e-mail to info@quickturn.com.

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